Exhibit 10.1

LEASE AND OPERATING AGREEMENT

DATED AS OF DECEMBER 19, 2014

BY AND BETWEEN

TCOLV PROPCO LLC

LANDLORD,

AND

NEVADA PROPERTY 1 LLC,

TENANT

(i)

ARTICLE 10 DAMAGE, REPAIR AND CONDEMNATION		24
10.1	Damage and Repair	24
10.2	Condemnation	26
10.3	Disbursement of Award	26

ARTICLE 11 SUBORDINATION, ETC.		26
11.1	Subordination	26
11.2	Liens; Credit	27
11.3	Cash Management System	28
11.4	Compliance with Special Purpose Provisions	28
11.5	Management Agreement	28

ARTICLE 12 DEFAULTS AND REMEDIES		28
12.1	Events of Default	28
12.2	Damages	30
12.3	Waiver of Jury Trial	30
12.4	Application of Funds	31
12.5	Landlord’s Right to Cure Tenant’s Default	31
12.6	Good Faith Dispute	31

ARTICLE 13 HOLDING OVER		31

ARTICLE 14 LANDLORD’S NOTICE OBLIGATIONS; LANDLORD DEFAULT		32
14.1	Landlord Notice Obligation	32
14.2	Landlord’s Default	32
14.3	Tenant’s Right to Cure	32

ARTICLE 15 TRANSFERS BY LANDLORD; TERMINATION		33
15.1	Transfer of Leased Property	33
15.2	Termination of Agreement	33

ARTICLE 16 SUBLETTING AND ASSIGNMENT		34
16.1	Subletting and Assignment	34

ARTICLE 17 ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS		35
17.1	Estoppel Certificates	35
17.2	Accounting and Annual Reconciliation	35
17.3	Books and Records	36
17.4	Intentionally Omitted	36

ARTICLE 18 REOC COMPLIANCE AND LANDLORD’S RIGHTS		36

ARTICLE 19 MISCELLANEOUS		37
19.1	No Waiver	37
19.2	Remedies Cumulative	37
19.3	Severability	37
19.4	Acceptance of Surrender	37
19.5	No Merger of Title	37

(ii)

19.6	Conveyance by Landlord	38
19.7	Quiet Enjoyment	38
19.8	Memorandum of Lease	38
19.9	Accounting Treatment	38
19.10	Notices	39
19.11	Construction; Nonrecourse	40
19.12	Counterparts; Headings	41
19.13	Applicable Law	41
19.14	Right to Make Agreement	41
19.15	Disclosure of Information	41
19.16	Operating Lease	42
19.17	No Joint Venture or Partnership	42
19.18	Intentionally Omitted	42
19.19	Intentionally Omitted	42
19.20	Property Release	42
19.21	Amendment	43

(iii)

LEASE AND OPERATING AGREEMENT

THIS LEASE AND OPERATING AGREEMENT is entered into as of December 19, 2014, by and between TCOLV Propco LLC, a Delaware limited liability company (the “Landlord”), and Nevada Property 1 LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord is the owner of the real property commonly known as The Cosmopolitan of Las Vegas at 3708 Las Vegas Boulevard South, Las Vegas, Nevada 89109 as more particularly described on Exhibit A attached hereto (the “Real Property”) and the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and other improvements now or hereafter located thereon, which Real Property and improvements are part of the Leased Property (as defined below); and

WHEREAS, Landlord has agreed to lease the Leased Property to Tenant and Tenant has agreed to lease the Leased Property from Landlord, all subject to and upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (d) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“Accounting Period” shall mean each of 12 calendar months occurring each Fiscal Year.

“Accounting Period Statement” shall have the meaning given such term in Section 17.2.

“Additional Charges” shall have the meaning given such term in Section 3.3.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. For purposes of this definition, the term “control” shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of more than 20% of the economic interest of a Person.

“Agreement” shall mean this Lease Agreement, including all Schedules hereto, as it and they may be amended from time to time as herein provided.

“Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health (except those requirements which, by definition, are solely the responsibility of employers) or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

“Award” shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of the Leased Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord, in connection with obtaining any such award).

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the State of New York are authorized by law or executive action to close.

“Capital Expenditure” shall mean the expenses necessary for non-routine, major repairs, alterations, improvements, renewals, replacements, and additions to the Resort including, without limitation, to the structure, the exterior facade (excluding painting) and all of the mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation elements of the Leased Property, together with all other expenditures which are classified as “capital expenditures” under generally-accepted accounting principles.

“Capital Reserve Budget” shall have the meaning given such term in Section 5.2(b).

“Cash Management Agreement” shall mean the cash management agreement executed and delivered in connection with the Mortgage Loan and Mezzanine Loans.

“Cash Management System” shall mean the cash management system established pursuant to the Cash Management Agreement and each other cash managements agreement relating to or contemplated by the Mortgage Loan, Mezzanine Loan and the Loan Documents.

“Casino Personal Property” means all gaming devices and associated equipment used in the operation of a casino that is owned by Tenant.

“Claim” shall have the meaning given such term in Article 8.

“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Commencement Date” shall mean the date of this Agreement.

“Condemnation” shall mean (a) the exercise of any governmental power with respect to the Leased Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of the Leased Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of the Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting the Leased Property, whether or not the same shall have actually been commenced.

“Condemnor” shall mean any public or quasi-public authority, or Person having the power of Condemnation.

“Controlling Interest” shall mean (a) as to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the Entity (through ownership of such shares or by contract), and (b) as to an Entity not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Entity.

“Date of Taking” shall mean the date the Condemnor has the right to possession of the Leased Property, or any portion thereof, in connection with a Condemnation.

“Default” shall mean any event or condition existing which with the giving of notice and/or lapse of time would ripen into an Event of Default.

“Effective Date” means the date hereof.

“Emergency Requirements” shall mean any of the following events or circumstances: (a) an emergency threatening imminent damage to the Resort, or the life or property of its guests, invitees or employees; or (b) a Legal Requirement, the violation (or continued violation) of which would subject Tenant and/or Landlord to the imminent threat of civil or criminal liability.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other association or entity.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Environmental Laws” shall have the meaning given such term in Section 4.3(a).

“Event of Default” shall have the meaning given such term in Section 12.1.

“FF&E” shall mean furniture, furnishings, fixtures, soft goods, signage, equipment and other personal property located at or used in connection with the operation of the Leased Property.

“FF&E Expenditures” shall mean any expenditures on account of replacements, renewals and additions to the FF&E.

“Fiscal Year” shall mean each calendar year during the Term; provided, however that, with respect to calendar year 2014, for purposes of Section 3.1, the parties agree “Fiscal Year” shall be deemed to commence on January 1, 2015.

“Fixed Rent” shall have the meaning given such term in Section 3.1(a).

“Fixed Term” shall have the meaning given such term in Section 2.3.

“Final Installment” shall have the meaning given such term in Section 3.1(b)(ii).

“Fixtures” shall have the meaning given such term in Section 2.1(d).

“GAAP” shall mean generally accepted accounting principles consistently applied in the United States.

“Gaming Activities” means the conduct of gaming and gambling activities, or the ownership or use of gaming devices, equipment and supplies in the operation of a casino or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems and related and associated equipment and supplies.

“Gaming Authorities” means all governmental authorities, boards, commissions, departments or agencies with regulatory control or jurisdiction over the Gaming Activities of Tenant and its subsidiaries, in any jurisdiction including without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board

“Gaming Laws” means all laws, statutes and ordinances pursuant to which the Gaming Authorities possess regulatory, permit or licensing authority over Gaming Activities, and all rules and regulations promulgated by such Gaming Authorities thereunder, including without limitation in the State of Nevada, the Nevada Gaming Control Act, as codified in Nevada Revised Statutes (as amended or supplemented from time to time) Chapter 463, the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code.

“GDP Deflator” shall mean the “Gross Domestic Product Implicit Price Deflator” issued from time to time by the United States Bureau of Economic Analysis of the Department of Commerce, or if the aforesaid GDP Deflator is not at such time so prepared and published, any comparable index selected by Landlord and reasonably satisfactory to Tenant then prepared and published by an agency of the Government of the United States, appropriately adjusted for changes in the manner in which such index is prepared and/or year upon which such index is based. Except as otherwise expressly stated herein, whenever a number or amount is required to be “adjusted by the GDP Deflator,” or similar terminology, such adjustment shall be equal to the percentage increase or decrease in the GDP Deflator which is issued for the month in which such adjustment is to be made (or, if the GDP Deflator for such month is not yet publicly available, the GDP Deflator for the most recent month for which the GDP Deflator is publicly available) as compared to the GDP Deflator which was issued for the month in which the Effective Date occurred.

“Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the states in which the Leased Property is located or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Leased Property or any portion thereof or the business operated thereon.

“Hazardous Materials” shall have the meaning given such term in Section 4.3.

“Impositions” shall mean collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Tenant or the business conducted upon the Leased Property, including all personal property taxes on Leased Personal Property, together with all replacements, modifications, alterations and additions thereto), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord’s interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Tenant; provided, however, that nothing contained herein shall be construed to require Tenant to pay (i) any tax based on net income, net worth or capital imposed on Landlord, (ii) any net revenue tax of Landlord, (iii) any transfer fee or other tax imposed with respect to the sale, exchange or other disposition by Landlord of any Leased Property or the proceeds thereof, (iv) any single business, gross receipts tax, or similar taxes as the same relate to or are imposed upon Landlord, except to the extent that any tax, assessment, tax levy or charge that would otherwise be an Imposition under this definition which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (i) or (ii) preceding is levied, assessed or imposed expressly in lieu thereof, (v) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to

Section 3.4, (vi) any Impositions imposed on Landlord or on payments of rent from Tenant to Landlord that are a result of Landlord (or, if Landlord is a disregarded entity from U.S. federal income tax purposes, Landlord’s sole owner for U.S. federal income tax purposes) not being considered a “United States person” as defined in Section 7701(a)(30) of the Code, (vii) any Impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Agreement or (viii) any Impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement entered into by Landlord governing Landlord’s conduct or operation or as a result of the negligence or willful misconduct of Landlord.

“Improvements” shall have the meaning given such term in Section 2.1(b) of this Agreement.

“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.

“Index” shall mean the Consumer Price Index for All Urban Consumers, All Items, for the market area that includes the Leased Property, as published by the Bureau of Labor Statistics of the United States Department of Labor, using the years 1982-84 as a base of 100, or if such index is discontinued, the most comparable index published by any federal governmental agency, as mutually acceptable to Landlord and Tenant. Whenever a number or amount is required to be adjusted by changes in the Index or similar terminology, such adjustment shall be equal to the percentage increase or decrease in the Index which is issued for the month in which such adjustment is to be made (or if the Index for such month is not yet publicly available, the Index for the most recent month for which the Index is publicly available) as compared to the Index which was issued for the month in which the Effective Date occurred.

“Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant or the Leased Property.

“Interest Rate” shall mean an annual rate of interest equal to, as of the date of determination, the per annum rate for 10 year U.S. Treasury Obligations as published in the Wall Street Journal, plus 200 basis points.

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, including, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens, beverages in wine cellars and bars, other merchandise intended for sale, fuel, mechanical supplies, stationery, and other expenses, supplies and similar items.

“Landlord” shall have the meaning given such term in the Introduction of this Agreement.

“Landlord Default” shall have the meaning given such term in Section 14.2(a).

“Landlord Liens” shall mean liens on or against the Leased Property or any payment of Rent (a) which result from any act of, or any claim against, Landlord or any owner (other than

Tenant) of a direct or indirect interest in the Leased Property, or which result from any violation by Landlord of any terms of this Agreement, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property; provided, however, that “Landlord Lien” shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.

“Lease Year” shall mean any Fiscal Year during the Term and any partial Fiscal Year at the beginning or end of the Term.

“Leased Personal Property” shall mean all motor vehicles, Inventories, FF&E (other than Casino Personal Property) and any other tangible personal property existing as of the date hereof or subsequently acquired, on or after the date hereof, in connection with the use and operation of the Leased Property, and located at the Leased Property or used in Tenant’s business at the Leased Property and all modifications, replacements, alterations and additions to such personal property installed from time to time.

“Leased Property” shall have the meaning given such term in Section 2.1.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) the Gaming Laws, (b) all permits, licenses, authorizations, certificates and regulations necessary to operate the Leased Property for its Permitted Use, and (c) all covenants, agreements, declarations, restrictions and encumbrances contained in any instruments at any time in force affecting the Leased Property as of the date hereof, or to which Tenant has consented or required to be granted pursuant to Applicable Laws, including those which may (i) require material repairs, modifications or alterations in or to the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof.

“Lender” shall mean JPMorgan Chase Bank, National Association, and any successor lender by way of refinance or assignment, and such other lender, or lenders, as may be designated by Landlord from time to time, and its/their successors and assigns.

“Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors.

“Loan Documents” shall mean the Mortgage Loan Documents and the Mezzanine Loan Documents, collectively.

“Mezzanine Lender” shall have the meaning ascribed to “Lender” in each Mezzanine Loan Agreement.

“Mezzanine Loan Agreements” shall have the meaning as defined in the Mortgage Loan Agreement.

“Mezzanine Loan Documents” has the meaning set forth in the Mortgage Loan Agreement.

“Mezzanine Loans” shall have the meaning as defined in the Mortgage Loan Agreement.

“Minor Casualty” shall mean any fire or other casualty which results in damage to the Leased Property and/or its contents, to the extent that the total cost (in Tenant’s reasonable judgment) of repairing and/or replacing of the damaged portion of the Leased Property to the same condition as existed previously does not exceed the dollar amount of $10,000,000, said dollar amount to be adjusted by the GDP Deflator.

“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt, leasehold mortgage or other security documents encumbering the Leased Property or related to the ownership or operation of the Leased Property and given by Landlord and/or Tenant to Lender as security, in part, for the Mortgage Loan.

“Mortgage Loan” shall mean the mortgage loan made by Lender to Landlord and Tenant, pursuant to the Mortgage Loan Documents.

“Mortgage Loan Agreement” shall mean that certain Loan Agreement dated as of the date hereof in connection with the Mortgage Loan by and between Landlord, Tenant, certain other affiliates of Tenant and Lender.

“Mortgage Loan Documents” shall mean collectively, the Mortgage Loan Agreement, the Mortgage, and all other documentation entered into by Landlord, Tenant and Lender related to such Loan, including, but not limited to, security agreements, promissory notes and other collateral documents.

“Mortgagee” shall mean the holder of any Mortgage.

“Notice” shall mean a notice given in accordance with Section 19.9.

“Operating Income” shall mean for any period, Tenant’s EBITDA less Corporate Expenses but before Capital Expenditures or FF&E Expenditures, as each of such items are calculated in accordance with Tenant’s financial statements.

“Percentage Rent” shall have the meaning given such term in Section 3.1(b).

“Permitted Encumbrances” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

“Permitted Use” shall mean any use of the Leased Property permitted pursuant to Section 4.1(a).

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Progress Installments” shall have the meaning given such term in Section 3.1(b)(ii).

“Real Estate Taxes” shall mean all real estate taxes, including general and special assessments, if any, which are imposed upon the Real Property, and any improvements thereon.

“Real Property” shall have the meaning given such term in the recitals of this Agreement.

“Renewal Terms” shall have the meaning given such term in Section 2.4.

“Rent” shall mean collectively, Fixed Rent and Percentage Rent.

“Replacement Reserve Account” shall have the meaning given such term in Section 5.2(a).

“Resort” shall mean the hotel, casino and retail center comprising what is commonly known as The Cosmopolitan of Las Vegas being operated on the Leased Property.

“Special Purpose Entity” shall have the meaning assigned thereto in the Mortgage Loan Agreement, as applicable to Tenant.

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person directly or indirectly, through one or more Subsidiaries or Affiliates, (a) owns 50% or more of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

“Tenant” shall have the meaning given such term in the Introduction of this Agreement.

“Term” shall mean, collectively, the Fixed Term and the Renewal Terms, to the extent properly exercised pursuant to the provisions of Section 2.4, unless sooner terminated pursuant to the provisions of this Agreement.

“Total Casualty” shall mean any fire or other casualty which results in damage to the Resort and its contents to the extent that the total cost of repairing and/or replacing the damaged portion of the Resort to the same condition as existed previously would be 30% or more of the then total replacement cost of the Resort.

“Uniform System of Accounts” shall mean the Tenth Revised Edition, 2006, of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

ARTICLE 2

LEASED PROPERTY AND TERM

2.1 Leased Property.

Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to all of the following (collectively, the “Leased Property”):

(a) the Real Property;

(b) all buildings, structures, other improvements and appurtenances of every kind including, but not limited to, the Resort, the alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking garage and parking areas and roadways appurtenant to such buildings and structures presently situated upon the Real Property (collectively, the “Improvements”);

(c) all easements, leases, including parking leases, rights and appurtenances relating to the Real Property and the Improvements, including agreements executed by Landlord to be used in connection with the operation of the Real Property, Improvements and Resort;

(d) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”);

(e) all FF&E owned by Landlord located in the Improvements or on the Real Property as of the date hereof and any and all replacements, modifications, alterations and additions to the FF&E, including without limitation, all Leased Personal Property; and

(f) any and all leases of space (including any security deposits held by Landlord pursuant thereto) in the leased Improvements to tenants thereof.

2.2 Condition of Leased Property.

Tenant acknowledges receipt and delivery of possession of the Leased Property and Tenant accepts and will accept the Leased Property in its “as is” condition, subject to the rights of parties in possession, the existing state of title, including all covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages permitted by the terms of this Agreement, and such other matters which would be disclosed by an inspection of the Leased Property and the record title thereto or by an accurate survey thereof. TENANT REPRESENTS THAT IT HAS INSPECTED THE LEASED PROPERTY AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY. LANDLORD MAKES NO WARRANTY OR

REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. To the maximum extent permitted by law, however, Landlord hereby assigns to Tenant all of Landlord’s rights to proceed against any predecessor in title, contractors and materialmen for breaches of warranties or representations or for latent defects in the Leased Property. Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord’s or Tenant’s name, all at Tenant’s sole cost and expense. Tenant shall indemnify, defend, and hold harmless Landlord from and against any loss, cost, damage or liability (including reasonable attorneys’ fees) incurred by Landlord in connection with such cooperation.

2.3 Fixed Term.

The initial term of this Agreement (the “Fixed Term”) shall commence on the Commencement Date and shall expire on December 31, 2024 unless sooner terminated in accordance with the provisions hereof.

2.4 Renewal Term.

(a) Provided that no Event of Default shall have occurred and be continuing, this Agreement shall automatically extend for two renewal terms of five years each (each such renewal a “Renewal Term”) unless Tenant elects, by providing Notice no later than 30 months prior to the scheduled expiration of the Term of this Agreement or the previous Renewal Term, as applicable, to terminate this Agreement upon the expiration of the then current Term. Any such Notice to terminate shall, if given, be irrevocable, but Tenant’s failure to terminate shall not preclude Landlord from exercising any of its rights to terminate this Agreement in accordance with the terms hereof.

(b) Each Renewal Term shall commence on the day succeeding the expiration of the Fixed Term or the preceding Renewal Term, as the case may be. All of the terms, covenants and provisions of this Agreement shall apply to each such Renewal Term. Tenant shall have no right to extend the Term beyond the expiration of the last Renewal Term. If Tenant does not give Notice that it elects to terminate this Agreement in accordance with this Section 2.4, this Agreement shall automatically renew at the end of the Term then in effect as provided in the preceding paragraph.

ARTICLE 3

RENT

3.1 Rent.

Tenant shall pay to Landlord, by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without notice, offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Rent during the Term as follows:

(a) Fixed Rent. Tenant shall pay to Landlord rent in an amount equal to $125,000,000 per Fiscal Year, payable in arrears in equal, consecutive monthly installments of $10,416,666.67 each, on or before the ninth day of each calendar month of the Term (“Fixed Rent”); provided, however, that in the case of the first Fiscal Year and the last Fiscal Year, the number of such installments shall equal the number of calendar months (or partial calendar months) included within such Fiscal Year, and provided further that if the Term commences on a day other than the first day of the calendar month, the Fixed Rent for the first month and the last month of the Term shall be prorated on a per diem basis based on the actual number of calendar days included within the Term of such month; and

(b) Percentage Rent.

(i) For each Fiscal Year, Tenant shall pay to Landlord an amount equal to the difference, if positive, between (x) 90% of Operating Income for such Fiscal Year and (y) the Fixed Rent payable with respect to such Fiscal Year (“Percentage Rent”).

(ii) Percentage Rent, if any, for each Fiscal Year shall be payable, in arrears, in 12 monthly installments (the first 11 such installments for any Fiscal Year being referred to in this Agreement as the “Progress Installments”; the last such installment for any Fiscal Year being referred to in this Agreement as the “Final Installment”); provided, however, that in the case of the first Fiscal Year (the Fiscal Year commencing January 1, 2015) and the last Fiscal Year, the number of such installments shall equal the number of months (or partial calendar months) included within such Fiscal Year. Each of the Progress Installments shall be payable on or before the first day of second succeeding calendar month then most recently ended. For instance, the Progress Payment for January, 2015 will be due on or before March 1, 2015. The Final Installment shall be payable within 30 days after Landlord’s receipt of the annual financial statements and other reports required to be delivered to Landlord pursuant to Section 17.2(b) for such Fiscal Year. Appropriate provision shall be made in the case of the final calendar month (or partial calendar month) of the Term.

(iii) Each of the Progress Installments shall be based on actual Operating Income to date for such Fiscal Year and the Fixed Rent payable for such period. The Final Installment shall equal the portion of the Percentage Rent for such Fiscal Year, if any, remaining unpaid after payment of all Progress Installments in respect thereof.

(iv) At the end of each Fiscal Year, in connection with the submission of annual financial statements and other reports pursuant to Section 17.2(b), the Percentage Rent for such Fiscal Year shall be determined. If such determination reveals any underpayments or overpayments in respects of the Percentage Rent for such Fiscal Year, then an adjustment in the amount of the Percentage Rent for such Fiscal Year shall be made, and all sums determined to be owing to either Landlord or Tenant as a result of such adjustment shall be paid promptly.

(c) The obligation to pay Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which related to Rent accrued prior to such termination date, shall be made not later than 30 days after such expiration or termination date.

(d) Notwithstanding anything in this Agreement to the contrary, in the event that there is insufficient revenue generated from the Leased Property for Tenant to pay Rent in full when due, it shall not a default hereunder and the unpaid amount shall be deferred and be paid in connection with the next monthly Rent payment or payments hereunder to the extent funds are then available.

3.2 Confirmation of Percentage Rent.

Tenant shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with its usual and customary practices, and in accordance with GAAP and the Uniform System of Accounts, that will accurately record all data necessary to compute Percentage Rent, and Tenant shall retain, for at least five years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to conduct Landlord’s audit and to compute Percentage Rent for the applicable Lease Year. Landlord shall have the right, for a period of two years following each Lease Year, from time to time, by its accountants or representatives, to audit such information in connection with Landlord’s audit, and to examine all Tenant’s records (including supporting data and sales and excise tax returns) reasonably required to complete Landlord’s audit and to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. If any Landlord’s audit discloses a deficiency in the payment of Percentage Rent, and either Tenant agrees with the results of Landlord’s audit or the matter is otherwise determined or compromised, Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Interest Rate from the date when said payment should have been made to the date of payment thereof. If any Landlord’s audit discloses a deficiency in the determination or reporting of Operating Income, which, as finally agreed or determined, exceeds three percent, Tenant shall pay the costs of the portion of Landlord’s audit allocable to the determination of such Operating Income. Any proprietary information obtained by Landlord pursuant to the provisions of this Section 3.2 shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation or arbitration between the parties and except further that Landlord may disclose such information to prospective lenders, investors and underwriters and to any other persons to whom disclosure is necessary to comply with applicable laws, regulations and government requirements. The obligations of Tenant contained in this Section 3.2 shall survive the expiration or earlier termination of this Agreement. Any dispute as to the existence or amount of any deficiency in the payment of Percentage Rent as disclosed by Landlord’s audit shall, if not otherwise settled by the parties, be submitted to arbitration.

3.3 Additional Charges.

In addition to the Rent payable under Section 3.1 of this Agreement, (a) Tenant also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and

Impositions that Tenant assumes or agrees to pay under this Agreement, and (b) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (a) of this Section 3.3, Tenant also will promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) of this Section 3.3 being additional rent hereunder and being referred to herein collectively as the “Additional Charges”), and Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Rent. If any installment of Rent or Additional Charges (but only as to those Additional Charges that are payable directly to Landlord) shall not be paid on its due date, Tenant will pay Landlord within 10 days of demand, as Additional Charges, an amount equal to the interest computed at the Interest Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Tenant pays any Additional Charges to Landlord pursuant to the requirements of this Agreement, Tenant shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due and Landlord shall pay the same from monies received from Tenant.

3.4 Payment of Impositions.

(a) Subject to Article 8 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions (other than Real Estate Taxes which shall be paid by Landlord) before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file all tax returns and pay all taxes due in respect of Landlord’s net income, gross receipts, sales and use, single business, ad valorem, franchise taxes, Real Estate Taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required or permitted by Applicable Laws, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have been declared by Landlord and be continuing, any such refund shall be paid over to or retained by Landlord. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event Government Agencies classify any property covered by this Agreement as personal property, Tenant shall file, all personal property tax returns in such jurisdictions where it may legally so file. Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Agreement and/or gross receipts tax returns for Rent received by Landlord from Tenant, Landlord shall file the same with reasonable cooperation from Tenant. Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to prepare a protest which Landlord shall file. Landlord may, upon notice to Tenant, at Landlord’s option and at Landlord’s sole expense, appeal, protest, or institute such other proceedings (in its or Tenant’s name) as Landlord may deem appropriate to effect a reduction of real estate assessments and Tenant shall fully cooperate with Landlord in such protest, appeal or other action.

Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions (except that Landlord shall be responsible for any interest or penalties incurred as a result of Landlord’s failure promptly to forward the same).

In addition, Tenant shall pay the following:

(i) Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.

(ii) Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Tenant pursuant to Article 9.

(iii) Other Charges. Tenant shall pay or cause to be paid all other amounts, liabilities and obligations arising in connection with the Leased Property except those obligations expressly assumed by Landlord pursuant to the provisions of this Agreement or expressly stated not to be an obligation of Tenant pursuant to this Agreement.

(b) Reimbursement for Additional Charges. If Tenant pays or causes to be paid property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or earlier termination of this Agreement, Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement.

3.5 Late Payment of Rent, Etc.

(a) If any installment of Rent or Additional Charges shall not be paid within five Business Days after its due date, Tenant shall pay Landlord, within five days after Landlord’s written demand therefor, as Additional Charges, a late charge (to the extent permitted by law) computed at the Interest Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Tenant pays any Additional Charges directly to Landlord or any Mortgagee pursuant to any requirement of this Agreement, Tenant shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due and Landlord shall pay when due, or cause the applicable Mortgagee to pay when due, such Additional Charges to the Entity to which they are due. If any payment due from Landlord to Tenant shall not be paid within 30 days after its due date,

Landlord shall pay to Tenant, on demand, a late charge (to the extent permitted by law) computed at the Interest Rate on the amount of such installment from the due date of such installment to the date of payment thereof.

(b) In the event of any failure by Tenant to pay any Additional Charges when due, except as expressly provided in Section 3.3 with respect to permitted contests pursuant to Article 8, Tenant shall promptly pay (unless payment thereof is in good faith being contested and enforcement thereof is stayed) and discharge, as Additional Charges, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Rent.

(c) Tenant will not make any distributions to its equity owners if Rent payable hereunder is in arrears.

3.6 Net Lease.

The Rent shall be absolutely net to Landlord so that this Agreement shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide otherwise (including, without limitation, (i) Landlord’s obligations to pay Real Estate Taxes pursuant to Section 3.4, (ii) Landlord’s obligations to fund the Replacement Reserve Account pursuant to Section 5.2(a) and (iii) those provisions for adjustment, refunding or abatement of such Rent and for the funding of Landlord’s obligations pursuant to Section 14.3). This Agreement is a net lease and, except to the extent otherwise expressly specified in this Agreement, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay all such amounts, throughout the Term and all applicable Renewal Terms, is absolute and unconditional and, except to the extent otherwise expressly specified in this Agreement, the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with all Applicable Laws, including any inability to occupy or use the Leased Property by reason of such noncompliance; (b) any damage to, removal, abandonment, salvage, loss, condemnation, theft, scrapping or destruction of or any requisition or taking of the Leased Property or any part thereof, or any environmental conditions on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof including eviction; (d) any defect in title to or rights to the Leased Property or any lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of Tenant or any other Person, or by any court, in any such proceeding; (g) any right or claim that Tenant has or might have against any Person, including without limitation Landlord (other than a monetary default) or any vendor, manufacturer, contractor of or for the Leased Property; (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Agreement, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Agreement by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing; provided, however, that the foregoing shall not apply or be construed to restrict Tenant’s rights in the event of any act or omission by Landlord constituting gross negligence or willful misconduct. Except as specifically set forth in this Agreement, this Agreement shall be non-cancellable by Tenant for any reason whatsoever and, except as expressly provided in this Agreement, Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights to quit, terminate or surrender this Agreement or to any diminution, abatement or reduction of Rent payable hereunder. Except as specifically set forth in this Agreement, under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Leased Property, so long as the Leased Property or any part thereof is subject to this Agreement, and Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.

3.7 Grant of Security Interest.

Tenant hereby grants and assigns to Landlord, as security for Tenant’s payment and performance of its obligations hereunder, a security interest in Tenant’s Casino Personal Property, all subleases and other agreements affecting the use, enjoyment or occupancy of the Leased Property. Tenant agrees to execute and deliver to Landlord such other security agreements, financing statements of other instruments, in form and substance satisfactory to Landlord, as may be hereafter be requested by Landlord to further evidence and confirm the grant of security interest contained in this Section 3.7.

ARTICLE 4

USE OF THE LEASED PROPERTY

4.1 Permitted Use.

(a) Tenant shall at all times during the Term and at any other time that Tenant shall be in possession of the Leased Property, continuously use and operate the Leased Property as a hotel, casino, entertainment, restaurant and retail center facility and purposes ancillary thereto in a manner substantially consistent with its current use and shall use reasonable good faith efforts to seek to maximize Operating Income. Subject to Article 16, Tenant shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Landlord. No use shall be made or permitted to be made of the Leased Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering the Leased

Property or any part thereof (unless another adequate policy is available), and Tenant shall not sell or otherwise provide or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all Insurance Requirements. Further, Tenant shall not take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Leased Property or any part thereof for its Permitted Use.

(b) Necessary Approvals. Tenant shall proceed with all due diligence and exercise commercially reasonable efforts to obtain and maintain all approvals necessary to use and operate, for its Permitted Use, the Leased Property and the Improvements located thereon under applicable law. Landlord shall cooperate with Tenant in this regard, including executing all applications and consents required to be signed by Landlord in order for Tenant to obtain and maintain such approvals.

(c) Lawful Use, Etc. Tenant shall not use or suffer or permit the use of the Leased Property, including the Leased Personal Property, if any, for any unlawful purpose. Tenant shall not (a) commit or suffer to be committed any waste on the Leased Property, or cause or permit any unlawful nuisance thereon or therein, or (b) permit the Leased Property, or any portion thereof, to be used in such a manner as (i) might reasonably impair Landlord’s title thereto or to any portion thereof, or (ii) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

4.2 Compliance with Legal/Insurance Requirements, Etc.

Subject to the provisions of Article 8, Tenant, at its sole expense, shall (i) comply with Legal Requirements (including Gaming Laws) and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of the Leased Property, and (ii) comply with all appropriate licenses, and other authorizations and agreements required for any use of the Leased Property, including without limitation, the Leased Personal Property, if any, then being made and which are material to the operation of the Leased Property for the uses permitted hereunder, and for the proper operation and maintenance of the Leased Property or any part thereof, including all gaming licenses and other operating permits. Tenant shall make all filings required to be made after the Effective Date under Gaming Laws or in connection with any gaming license or operating permits and shall deliver to Landlord and Mortgagee copies of such filings as such party may reasonably request; provided, however, nothing in this Section 4.2 should be construed as to require Tenant to provide any personal or confidential information of its, or its Affiliates’ officers, directors, members or direct or indirect owners.

4.3 Environmental Matters.

(a) Tenant hereby represents and warrants to Landlord that, as of the Effective Date, there are no Hazardous Materials on any portion of the Leased Property, nor have any Hazardous Materials been released or discharged on any portion of the Leased Property. In addition, Tenant hereby represents and warrants that it has previously delivered to Landlord copies of all reports concerning environmental conditions which have been received by Tenant or any of its Affiliates. In the event of the discovery of Hazardous Materials on any portion of the Leased Property during the Term, and subject to the provisions of Section 4.3(c), Tenant shall promptly remove such Hazardous Materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. as amended; (ii) the regulations promulgated thereunder, from time to time; (iii) all federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, disposal or abatement of Hazardous Materials; and (iv) the regulations promulgated thereunder, from time to time (collectively referred to as “Environmental Laws”). Tenant shall indemnify, defend and hold Landlord harmless from and against all loss, costs, liability and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials on the Leased Property, and this obligation of Tenant shall survive termination. “Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” “polychlorinated biphenyls,” “lead or lead-based paint” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, or which may present a significant risk of harm to guests, invitees or employees of the Resort.

(b) Subject to the provisions of Section 4.3(c), all costs and expenses of the aforesaid removal of Hazardous Materials from the Leased Property, and of the aforesaid compliance with all Environmental Laws, and any amounts paid to Landlord pursuant to the indemnity set forth in Section 4.3(a), shall be paid by Tenant from its own funds, and not from the Replacement Reserve Account.

(c) To the extent not otherwise covered by insurance maintained by Tenant (including any deductible or self-insured retention, if any, related thereto), the amount of any loss, cost, liability or damage (including without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) incurred by Landlord arising from the presence of Hazardous Materials on or under the Leased Property as a direct result of the gross negligence of Tenant’s employees at the Leased Property (but not any third parties, including any independent contractors retained to provide goods or services to the Leased Property) shall be paid by Tenant.

(d) Each party shall undertake reasonable efforts to notify the other party concerning the presence of any Hazardous Materials on or under the Leased Property or in the Resort of which the notifying party has knowledge; provided, however, that unless required by Legal Requirements, the parties shall otherwise maintain such information confidential.

ARTICLE 5

REPAIRS, MAINTENANCE AND REPLACEMENTS

5.1 Repairs and Maintenance Costs Which Are Expensed.

Tenant shall (i) at the direction of, and subject to the oversight and control of Landlord, maintain the Leased Property (including, but not limited to, the interior and exterior, structural, plumbing, HVAC and otherwise) in good repair and working condition and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes, (ii) not commit waste or permit impairment or deterioration of the Leased Property (normal wear and tear excepted); (iii) not abandon the Leased Property; (iv) comply in all material respects with all laws, ordinances, regulations and requirements of any governmental body applicable to the Leased Property; (v) provide prompt written notification to Landlord of any material adverse change to the Leased Property, such as material changes to any environmental condition, including, without limitation, the presence of biocontaminants, such as mold; (vi) promptly undertake appropriate assessment, remedial and preventative actions sufficient to meet any guidelines established by Landlord or guidelines or regulations adopted by applicable authoritative bodies or regulatory agencies in connection with a determination of any material adverse change, and, in any event with respect to mold contamination, Tenant shall undertake at the direction of, and subject to the oversight and control of Landlord (a) removal of the mold, (b) abatement of the underlying cause of mold (including water intrusion), and (c) repair of any leaks and associated water damage at the Leased Property; and (vii) return the Leased Property at the expiration of the Term in as reasonably a good condition as when received, ordinary wear and tear excepted and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.1 shall include only those which are normally expensed under generally accepted accounting principles. All costs and expenses incurred in connection with such maintenance, repairs and alterations shall be borne by Tenant.

5.2 Capital Expenditures and FF&E.

(a) Landlord has established a reserve account (the “Replacement Reserve Account”) under the Loan Documents for reserves on account of the cost of (i) replacements, renewals and additions to the FF&E and (ii) Capital Expenditures. Pursuant to the terms of the Loan Documents, under certain circumstances payments will be required to be made into the Replacement Reserve Account each month.

(b) At Landlord’s request, Tenant shall prepare an annual estimate (the “Capital Reserve Budget”) of the expenditures necessary for (i) replacements, renewals and additions to the FF&E, and (ii) Capital Expenditures, during the ensuing Fiscal Year and shall deliver the Capital Reserve Budget to Landlord for its review, comment and approval at least sixty (60) days prior to each Fiscal year. The Capital Reserve Budget shall also indicate the estimated time schedule for making such replacements, renewals, and additions, a reasonable description of items required to be replaced, the number of units to be replaced, unit costs and costs in the aggregate, together with such additional information as Landlord shall reasonably request.

(c) At the direction of, and subject to the oversight and control of Landlord, Tenant shall (in compliance with the applicable Capital Reserve Budget, unless there has been a change in circumstances) from time to time, make such (i) replacements, renewals and additions to the FF&E, and (ii) Capital Expenditures, as Landlord deems necessary. Notwithstanding the foregoing, no expenditures shall be made in excess of the amounts set forth in the then-applicable Capital Reserve Budget without the approval of Landlord; provided, however, that Tenant shall be authorized to take appropriate remedial action (including making any necessary expenditures above the total aggregate amount set forth in the then-applicable Capital Reserve Budget), without receiving Landlord’s prior approval, to remedy or respond to any of the Emergency Requirements (provided further that Tenant shall notify Landlord of any such remedial action that requires more than a de minimis expenditure of funds).

(d) All costs and expenses incurred in connection with the replacements, renewals and additions to the FF&E and the Capital Expenditures required under this Section 5.2 shall be paid by Tenant from (i) amounts released to Landlord or Tenant from the Replacement Reserve Account, or (ii) amounts otherwise provided by Landlord to Tenant for such purposes.

(e) Landlord and Tenant hereby acknowledge and agree that the Replacement Reserve Account shall be deemed to be the property of Landlord and all FF&E (with the exception of any Casino Personal Property) purchased from the Replacement Reserve Account or otherwise funded by Landlord shall be the property of Landlord and also constitute Leased Property unless otherwise provided in this Agreement.

5.3 Reserved.

5.4 Ownership of Replacements.

All Capital Expenditures and all repairs, alterations, improvements, renewals or replacements made pursuant to this Article 5 shall be the property of Landlord and also constitute Leased Property; provided, however, that notwithstanding anything herein to the contrary, any Capital Expenditures, repairs, alterations, improvements, renewals or replacements of Casino Personal Property shall be the property of Tenant.

5.5 Leased Personal Property.

Landlord and Tenant acknowledge and agree that Tenant is leasing from Landlord the Leased Personal Property and all Leased Personal Property hereafter acquired by Tenant, as agent, including at the direction of Tenant, shall be, and shall deemed to be, 100% owned by Landlord and leased to Tenant pursuant to the terms and conditions of this Lease. At the expiration or earlier termination of the Term, all Leased Personal Property shall remain the property of Landlord.

5.6 Transition.

(a) Upon the expiration or earlier termination of this Agreement, Tenant shall vacate and surrender the Leased Property to Landlord in substantially the same condition in which the Leased Property was in on the Commencement Date, except as repaired, replaced, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, reasonable wear and tear and Condemnation (and casualty damage, in the event that this Agreement is terminated following a casualty in accordance with Article 10) excepted.

(b) In addition, as of the expiration or earlier termination of this Agreement, Tenant shall cooperate in good faith with Landlord to effect an orderly transition of the management or lease of the Leased Property and Tenant shall, at Landlord’s sole cost and expense, use its good faith, commercially reasonable efforts to transfer to and cooperate with Landlord or Landlord’s nominee in connection with the processing of all applications for licenses, operating permits and other governmental authorizations and all contracts entered into by Tenant, including contracts with governmental or quasi-governmental Entities which may be necessary for the use and operation of the Leased Property as then operated. Landlord shall indemnify and hold Tenant harmless for all claims, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Landlord under such contracts subsequent to the date of transfer thereof to Landlord, and Tenant shall indemnify and hold Landlord harmless for all claims, costs and expenses (including reasonable attorney’s fees) arising from acts or omission by Tenant under such contracts prior to the date of transfer thereof to Landlord.

ARTICLE 6

IMPROVEMENTS, ETC.

6.1 Improvements to the Leased Property.

Tenant shall not finance the cost of any construction by the granting of a lien on or security interest in the Leased Property, or Tenant’s interest therein, without the prior written consent of Landlord, which consent may be withheld by Landlord in its sole discretion. Any such improvements shall, upon the expiration or earlier termination of this Agreement, remain or pass to and become the property of Landlord, free and clear of all encumbrances other than Permitted Encumbrances. Landlord shall have the right to cause the construction of improvements to the Leased Property, without the consent of Tenant (or to direct Tenant to act as agent with respect to such construction at Landlord’s direction and control).

6.2 Equipment Leases.

Landlord shall enter into such leases of equipment and personal property (other than Casino Personal Property) as Tenant may reasonably request from time to time, provided that the form and substance thereof shall be reasonably satisfactory to Landlord and shall be permitted by the terms of the Loan Documents. Tenant shall prepare and deliver to Landlord all such lease documents for which Landlord’s execution is necessary and Landlord shall promptly, upon approval thereof, execute and deliver such documents to Tenant. Tenant shall, throughout the Term, be responsible for performing all of Landlord’s obligations under all such documents and agreements.

ARTICLE 7

LIENS

Subject to Article 8 and Applicable Law, Tenant shall not directly or indirectly, create or allow to remain, and each shall promptly discharge, at its expense, any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or Tenant’s leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances (including the Mortgage encumbering Tenant’s interest in favor of Mortgage Lender), (b) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) subleases permitted by Article 16, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 8, (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable (but will be paid in full by Tenant) or are for sums that are being contested in accordance with Article 8, (g) any Mortgage or other liens which are the responsibility of Landlord, and (h) Landlord’s Liens.

ARTICLE 8

PERMITTED CONTESTS

Subject to the terms of the Loan Documents, Tenant shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence; provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay any Claims required hereunder to be paid by Tenant as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any mortgage, deed of trust or other agreement encumbering the Leased Property or any part or any interest therein or result in a lien attaching to the Leased Property other than Permitted Encumbrances, (c) no part of the Leased Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant hereby indemnifies and holds harmless Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees to assume and indemnify Landlord with respect to the same. Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been reimbursed by Tenant. If Tenant shall fail to pay or cause to be paid any Claims when finally determined, to provide reasonable security therefor, or to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon Notice to Tenant, pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.

ARTICLE 9

INSURANCE

9.1 General Insurance Requirements.

During the Term, Tenant shall, at the direction of Landlord, at all times keep the Leased Property insured with the kinds and amounts of insurance required under the Mortgage Loan Agreement. The policies must name Tenant, Landlord and Lender, if applicable, as the insured or as an additional named insured, as the case may be.

9.2 Reports on Insurance Claims.

Tenant shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents, claims for damage relating to the ownership, operation, and maintenance of the Leased Property, any damage or destruction to the Leased Property and the estimated cost of repair thereof and shall prepare any and all reports required by any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved, and a final copy of such report shall be furnished to Landlord.

9.3 Indemnification of Landlord.

Except as expressly provided herein, Tenant shall protect, indemnify and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property of third parties occurring during the Term on or about the Leased Property or adjoining sidewalks or rights of way under Tenant’s control, and (b) any use, misuse, condition, management, maintenance or repair by Tenant of the Leased Property, including without limitation, Leased Personal Property during the Term or any litigation, proceeding or claim by governmental entities to which Landlord is made a party or participant relating to such use, misuse, condition, management, maintenance, or repair thereof; provided, however, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense arising from any gross negligence or willful misconduct of Landlord, its employees, agents, contractors or invitees. Tenant, at its expense, shall defend any such claim, action or proceeding asserted or instituted against Landlord covered under this indemnity (and shall not be responsible for any duplicative attorneys’ fees incurred by Landlord) or may compromise or otherwise dispose of the same. The obligations of Tenant under this Section 9.3 shall survive the termination of this Agreement for a period of one year.

ARTICLE 10

DAMAGE, REPAIR AND CONDEMNATION

10.1 Damage and Repair.

(a) Subject to the terms of the Loan Documents, if, during the Term, the Resort is damaged by a Minor Casualty, Tenant shall, with all reasonable diligence, proceed to process the claim with the applicable insurance company, including settling such claim, and to make the necessary arrangements with appropriate contractors and suppliers to repair and/or replace the damaged portion of the Resort, in all cases, at Landlord’s direction and control.

Tenant shall perform at Landlord’s direction and control, any of the foregoing, all of which shall be performed in accordance with Tenant’s reasonable judgment; provided, however, that all such work shall be undertaken (i) in a workmanlike manner, (ii) in accordance with the provisions of Section 11.4 and (iii) in accordance with plans and specifications approved by Landlord. Landlord agrees to sign promptly any documents which are necessary to process and/or adjust the claim with the insurance company, as well as any contracts with such contractors and/or suppliers.

(b) Subject to the terms of the Loan Documents, if, during the Term, the Improvements suffer a Total Casualty, Landlord shall, at its cost and expense and with all reasonable diligence, repair and/or replace the damaged portion of the Improvements to the same condition as existed previously. Such damage or destruction shall not terminate this Lease. Notwithstanding any provisions of this Article 10 to the contrary, if the Improvements suffer a Total Casualty during the last 24 months of the Term, then either party shall have the right to terminate this Agreement by giving Notice to the other within 30 days after the date of damage or destruction, whereupon all accrued Rent with respect to the Leased Property shall be paid immediately, this Agreement shall automatically terminate five days after the date of such Notice and, upon such termination, Rent payable hereunder shall be reduced by an amount equal to the Rent.

(c) Subject to the terms of the Loan Documents, if, during the Term, the Improvements are damaged by fire, casualty or other cause to a greater extent than a Minor Casualty, but not to the extent of a Total Casualty, Landlord shall, at its cost and expense and with all reasonable diligence, repair and/or replace the damaged portion of the Improvements to the same condition as existed previously. Tenant shall have the right to discontinue operating the Improvements to the extent Tenant deems necessary to comply with applicable Legal Requirements or as necessary for the safe and orderly operation of the Improvements. To the extent available, proceeds from the insurance described in Section 9.1 of this Agreement shall be applied to such repairs and/or replacements. The parties agree that Landlord’s obligations to repair and/or replace pursuant to the provisions of this Section 10.1(c) shall be limited to the extent of available insurance proceeds (plus the amount of any applicable deductibles). The parties further agree that if Landlord is obligated to utilize such available insurance proceeds to repay any obligations pursuant to any Mortgage, then Landlord shall be entitled to an equitable extension of time (in which Landlord has to fulfill its obligations pursuant to the provisions of this Section 10.1(c)) that is sufficient to allow Landlord to obtain the necessary funding to replace such spent insurance proceeds and to make the repairs and/or replacements required hereunder. The parties further agree that Landlord’s obligations to repair and/or replace pursuant to the provisions of this Section 10.1(c) shall be subject to Landlord’s ability to obtain such entitlements and/or other governmental approvals as may be necessary to undertake such repair and/or replacement; provided that Landlord shall undertake good faith efforts to obtain such entitlements and/or approvals.

(d) Subject to the terms of the Loan Documents, all insurance proceeds payable by reason of any loss of or damage to any of the Leased Personal Property shall be paid to Tenant and, to the extent necessary to repair or replace Leased Personal Property in accordance with this Section 10.1(d), Tenant shall hold such proceeds to pay the cost of repairing or replacing damaged Leased Personal Property and, if this Agreement terminates, pay the same over to Landlord. If Landlord undertakes to restore the Leased Property as hereinabove provided, Tenant shall either (a) restore all of Leased Personal Property, if any, or (b) replace Leased Personal Property, if any, with items of the same or better quality and utility to the operation of the Leased Property.

10.2 Condemnation.

(a) In the event of a Condemnation of all or substantially all of the Leased Property, or in the event of a partial Condemnation of the Leased Property such that it is unreasonable to continue to operate the Leased Property in accordance with the standards required by this Agreement, this Agreement shall terminate as of the Date of Taking and, upon such termination, Rent payable hereunder shall be reduced by an amount equal to the Rent. Landlord and Tenant shall each have the right to initiate such proceedings as they deem advisable to recover any compensation to which they may be entitled.

(b) In the event a portion of the Leased Property shall be taken by the events described in Section 10.2(a), or the entire Leased Property is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Leased Property, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Leased Property equivalent to its condition prior to such event shall be used for such purpose and Tenant shall have the right to discontinue operating the Leased Property or portion of the Leased Property to the extent it deems necessary for the safe and orderly operation of the Leased Property.

10.3 Disbursement of Award.

Subject to the terms of the Loan Documents, Landlord, Tenant and any Mortgagee shall transfer any part of the Award received by them, respectively, together with severance and other damages awarded for the taken Leased Property and any deficiency Landlord or Tenant has agreed to pay to Mortgagee, or any Person designated by Mortgagee, and such amounts shall be disbursed in accordance with terms of the Loan Documents.

ARTICLE 11

SUBORDINATION, ETC.

11.1 Subordination.

(a) The rights and interest of Tenant under this Agreement and any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialmen’s liens under applicable law) owed, claimed or held by Tenant in and to the Leased Property are and shall be in all respects subject, subordinate and inferior to the Mortgage Loan and the Mortgage Loan Documents and the Mezzanine Loans and Mezzanine Loan Documents and to the liens, security interests and all other rights and interest created or to be created therein or thereby for the benefit of Lender, and securing the repayment of the Mortgage Loan and Mezzanine Loans including, without limitation, those created under the

Mortgage covering, among other things, the Leased Property, and filed or to be filed of record in the public records maintained for the recording of mortgages in the jurisdictions where the Leased Property is located, and all renewals, extensions, increases, supplements, spreaders, consolidations, amendments, modifications and replacements thereof and to all sums secured thereby and advances made thereunder with the same force and effect as if the Mortgage Loan and Mezzanine Loan had been executed and delivered and the Mortgage recorded prior to the execution and delivery of this Agreement. At its option and in its sole discretion, Lender may elect to give the rights and interest of Tenant under this Agreement priority over the lien of the Mortgage. At its option and in its sole discretion, any Mezzanine Lender may elect to give the rights and interests of Tenant under this Agreement priority over the lien of its Mezzanine Loan. In the event of such election, the rights and interest of Tenant under this Agreement automatically shall have priority over the lien of the Mortgage and no additional consent or instrument shall be necessary or required. However, Tenant agrees to execute and deliver whatever instruments may be reasonably requested by Lender for such purposes, and in the event Tenant fails so to do after demand in writing, Tenant does hereby make, constitute and irrevocably appoint Landlord as its attorney-in-fact and in its name, place and stead so to do.

(b) To induce Landlord to enter into this Agreement, Tenant has agreed to execute and deliver to Lender under a Mortgage Loan a security agreement to encumber and grant a security interest in (x) the leasehold interest created hereby, (y) all rights of Tenant under this Agreement and (z) the FF&E transferred to Tenant and the Casino Personal Property.

(c) If required by Mortgage Lender or Mezzanine Lender, Tenant will enter a subordination and attornment agreement to indicate its concurrence with the provisions hereof. Such subordination and attornment agreement shall provide that the Lender of the Mortgage Loan or a Mezzanine Lender may, in accordance with Article XV of this Agreement, terminate this Agreement, and may also contain such other terms and conditions, including pledges of the Tenant’s Casino Personal Property, as may otherwise be required by Mortgage Lender or Mezzanine Lender and are reasonably agreed to by Tenant.

(c) Third Party Beneficiaries. It is specifically intended by the parties hereto, in consideration of the making of the Mortgage Loan and the Mezzanine Loans, that Lender of the Mortgage Loan and the Mezzanine Lenders shall be third party beneficiaries under this Agreement. Accordingly, the Lender of the Mortgage Loan and the Mezzanine Lenders are entitled to the rights and benefits granted them under this Agreement, including, without limitation, enforcement rights. For the avoidance of doubt, neither the Lender of the Mortgage Loan nor the Mezzanine Lenders shall have any obligations under this Agreement.

11.2 Liens; Credit.

Tenant shall use commercially reasonable efforts to prevent any liens from being filed against the Resort which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Resort, and shall cooperate fully in obtaining the release of any such liens.

11.3 Cash Management System.

Landlord directs Tenant and Tenant acknowledges and agrees, pursuant to the terms of the Cash Management Agreement, to deposit or cause to be deposited, all gross revenue from the operation of the Leased Property and the Resort into the appropriate Cash Management System accounts in accordance with the Cash Management Agreement so long as any amounts under the Mortgage Loan or Mezzanine Loans are outstanding. Any and all amounts released by Lender from the Cash Management System, including amounts deposited by Lender into any remainder account or subaccount or released by Lender from any reserve or escrow account or subaccount shall be disbursed to Landlord.

11.4 Compliance with Special Purpose Provisions.

So long as the Mortgage Loan and/or Mezzanine Loans are outstanding, Tenant hereby represents, warrants and covenants that it is, shall be and shall continue to be a Special Purpose Entity.

11.5 Management Agreement.

Tenant may enter into a management or agency agreement relating to the management or operation of the Leased Property (each, a “Management Agreement”); provided, however, Tenant shall not enter into a Management Agreement relating to the operation of all or any part of the Leased Property without the written consent of the Landlord. Tenant shall not terminate or enter into any modification of the Management Agreement without in each instance first obtaining Landlord’s written consent. Landlord and Tenant agree to cooperate fully with each other in the event it becomes necessary to obtain a management extension or modification or a new franchise for the Leased Property, and in any transfer of the Management Agreement to Landlord or any Affiliate thereof or any other successor to Tenant upon the termination of this Lease. Any management or agency agreement other than the Management Agreement shall provide, among other things, that (i) upon termination of this Lease or termination of Tenant’s right to possession of the Leased Property for any reason whatsoever, the Management Agreement may be terminated by Landlord without liability for any payment due or to become due to the manager, and (ii) all fees and other amounts payable by Tenant to the manager shall be fully subordinate to Rent and other amounts payable by Tenant to Landlord hereunder. Tenant shall not enter into any franchise or license agreement without the prior written consent of Landlord and shall, upon Landlord’s written request, cooperate fully with Landlord in entering into and establishing a franchise or license agreement relating to the Leased Property.

ARTICLE 12

DEFAULTS AND REMEDIES

12.1 Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) should Tenant fail to make any payment of Rent within five Business Days after Notice thereof, or fail to make payment of any other Rent or any other sum, payable hereunder when due and such failure shall continue for a period of 30 days after Notice thereof;

(b) should Tenant fail to maintain the insurance coverages required under Article 9 and such failure shall continue for 10 Business Days after Notice thereof;

(c) subject to Article 8 relating to permitted contests, should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and such default shall continue for a period of 30 days after Notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within 30 days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed 90 days) as may be necessary to cure such default with all due diligence;

(d) should Tenant generally not be paying its debts as they become due or should Tenant make a general assignment for the benefit of creditors;

(e) should any petition be filed by or against Tenant under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Tenant seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or for any substantial part of the property of Tenant and such proceeding is not dismissed within 60 days after institution thereof, or should Tenant take any action to authorize any of the actions set forth above in this paragraph;

(f) should Tenant cause or institute any proceeding for its dissolution or termination;

(g) unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 8, should the interest of Tenant in the Leased Property or any part thereof be levied upon or attached in any proceeding in violation of the Loan Documents,

(h) in the event any license required under the Gaming Laws in connection with the operation of the casino at the Resort be suspended or revoked which results in the casino located at the Resort to be closed for a period of time which would have a material adverse effect on the continued operation of the casino at the Resort, then, and in any such event, Landlord, in addition to all other remedies available to it, may terminate this Agreement by giving Notice thereof to Tenant and upon the expiration of the time fixed in such Notice, this Agreement shall terminate and all rights of Tenant under this Agreement shall cease. Landlord shall have and may exercise all rights and remedies available at law and in equity to Landlord as a result of Tenant’s breach of this Agreement, including without limitation the right of re-entry upon the Leased Property upon and at any time after the occurrence of an Event of Default.

12.2 Damages.

Neither the termination of this Agreement, the repossession of the Leased Property, the failure of Landlord to relet the Leased Property, nor the reletting of all or any portion thereof, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting to the maximum extent permitted by law. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property to and including the date of such termination. In addition, Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for Tenant’s default, either:

(a) Without duplication of payments pursuant to Section 3.5, without termination of Tenant’s rights to possession of the Leased Property, each installment of Rent and other sums payable to Tenant by Landlord under this Agreement as the same becomes due and payable, which Rent and other sums shall bear interest at the Interest Rate from the date due until paid or otherwise discharged, and Landlord may enforce, by action or otherwise, any other tem or covenant of this Agreement; or

(b) the sum of:

(i) the unpaid Rent which had been earned at the time of termination, repossession or reletting, and

(ii) the worth at the time of termination, repossession or reletting of the amount by which the unpaid Rent for the balance of the Term after the time of termination, repossession or reletting, exceeds the amount of such rental loss that Tenant proves could be reasonably avoided and as reduced for rentals received after the time of termination, repossession or reletting, if and to the extent required by applicable law, and

(iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Agreement or which in the ordinary course of things, would be likely to result therefrom. The worth at the time of termination, repossession or reletting of the amount referred to in subparagraph (ii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus 1%.

12.3 Waiver of Jury Trial.

Landlord and Tenant hereby waive, to the maximum extent permitted by Applicable Laws, trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or in respect of any matter whatsoever arising out of or in any way connected with this Agreement, the relationship of Landlord and Tenant hereunder, Tenant’s occupancy of the Leased Property, and/or any claim for injury or damage.

12.4 Application of Funds.

Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Agreement in such order as Landlord may determine or as may be required by Applicable Laws.

12.5 Landlord’s Right to Cure Tenant’s Default.

If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Interest Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord on demand.

12.6 Good Faith Dispute.

If Tenant shall in good faith dispute the occurrence of any Default and Tenant, before the expiration of the applicable cure period, shall give Notice thereof to Landlord, setting forth, in reasonable detail, the basis therefor and, provided Tenant shall escrow disputed amounts, if any, pursuant to an escrow arrangement reasonably acceptable to Landlord and Tenant, no Event of Default shall be deemed to have occurred; provided, however, that in the event of any eventual adverse determination, Tenant shall pay to Landlord interest on any disputed funds at the Interest Rate from the date demand for such funds was made by Landlord until the date of final adverse determination and, thereafter, at the Interest Rate until paid.

ARTICLE 13

HOLDING OVER

Any holding over by Tenant after the expiration or earlier termination of this Agreement shall be treated as a daily tenancy at sufferance at a rate equal to twice the Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Agreement, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Agreement.

ARTICLE 14

LANDLORD’S NOTICE OBLIGATIONS; LANDLORD DEFAULT

14.1 Landlord Notice Obligation.

Landlord shall give prompt Notice to Tenant of any materially adverse matters affecting the Leased Property of which Landlord receives written notice or actual, conscious, present knowledge and, to the extent Tenant otherwise has no notice or actual knowledge thereof, Landlord shall be liable for any liabilities, costs, damages or claims (including reasonable attorneys’ fees) arising from the failure to deliver such Notice to Tenant. As used in this Agreement, “Landlord’s knowledge” or words of similar import shall mean the actual (and not constructive or imputed), conscious, present knowledge, without independent investigation or inquiry of William Stein.

14.2 Landlord’s Default.

(a) It shall be a breach of this Agreement if Landlord fails to observe or perform any term, covenant or condition of this Agreement on its part to be performed and such failure continues for a period of 30 days after Notice thereof from Tenant, unless such failure cannot with due diligence be cured within a period of 30 days, in which case such failure shall not be deemed a breach if Landlord proceeds within such 30 day period, with due diligence, to commence to cure the failure and thereafter diligently completes the curing thereof. If Landlord does not cure any such failure within the applicable time period as aforesaid, Tenant may declare the existence of a “Landlord Default” by a second Notice to Landlord. Thereafter, Tenant may forthwith cure the same. Tenant shall have no right to terminate this Agreement for any Landlord Default and no right, for any such Landlord Default, to offset or counterclaim against any Rent or other charges due hereunder.

(b) If Landlord shall in good faith dispute the occurrence of a Landlord Default and Landlord, before the expiration of the applicable cure period, shall give Notice thereof to Tenant, setting forth, in reasonable detail, the basis therefor, no Landlord Default shall be deemed to have occurred and Landlord shall have no obligation with respect thereto until final adverse determination thereof, whether through arbitration or otherwise; provided, however, that in the event of any such adverse determination, Landlord shall pay to Tenant interest on any disputed funds at the Interest Rate from the date demand of such funds was made by Tenant until the date of final adverse determination and, thereafter, at the Interest Rate until paid. If Tenant and Landlord shall fail, in good faith, to resolve any such dispute within 30 days after Landlord’s Notice of dispute, either may submit the matter for determination by arbitration, but only if such matter is required to be submitted to arbitration pursuant to any provision of this Agreement, or otherwise by a court of competent jurisdiction.

14.3 Tenant’s Right to Cure.

Subject to the provisions of Section 14.2, if Landlord breaches any covenant to be performed by it under this Agreement, Tenant after Notice to and demand upon Landlord as provided in Section 14.2, without waiving or releasing any obligation hereunder, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Landlord. All sums so paid by Tenant and all costs and expenses (including, without limitation, reasonable attorneys’ fees) so incurred, together with interest thereon at the Interest Rate from the date on which such sums or expenses are paid or incurred by Tenant, shall be paid by Landlord to Tenant on demand. The rights of Tenant hereunder to cure and to secure payment from Landlord in accordance with this Section 14.3 shall survive the termination of this Agreement with respect to the Leased Property.

ARTICLE 15

TRANSFERS BY LANDLORD; TERMINATION

15.1 Transfer of Leased Property.

Tenant and Landlord each acknowledge and agree that each party has entered into the Mortgage Loan and executed and/or delivered the Loan Documents to Lender and each party, in accordance with the provisions of this Agreement, has the otherwise unrestricted right to mortgage, encumber, convey and assign its interest in the Leased Property to the Mortgagee under the Mortgage and the other Loan Documents. If Landlord conveys the Leased Property to the Mortgagee, or to a grantee or transferee that expressly assumes in writing all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

15.2 Termination of Agreement.

(a) Notwithstanding any provisions of this Agreement to the contrary, at the option of the Mortgagee, or any Person designated by Mortgagee, this Agreement shall terminate and be of no further force or effect upon a foreclosure, deed in lieu of foreclosure or any other transfer of the Leased Property from the Landlord named herein to the Mortgagee or a Person designated by the Mortgagee. Tenant hereby waives any and all rights to contest any such termination and acknowledges and agrees that, in the event of any such transfer, any accrued liabilities of Landlord under the Agreement shall remain the sole obligations of the originally named Landlord hereunder.

(b) Notwithstanding any provisions of this Agreement to the contrary, at the option of a Mezzanine Lender that forecloses upon (or accepts an assignment in lieu of foreclosure of) the direct or indirect ownership interests in Landlord, this Agreement shall terminate and be of no further force or effect upon such foreclosure (or conveyance in lieu of foreclosure). As consideration for Landlord’s entering into this Agreement, and to induce Mezzanine Lenders to make the Mezzanine Loans, upon such termination, all Casino Personal Property, and all rights of the Tenant therein, shall automatically become the property of Landlord or Landlord’s designee. At the option of Landlord and upon Landlord’s request, Tenant agrees to sign and deliver to Landlord any documents Landlord requires to confirm the conveyance of the Casino Personal Property to Landlord pursuant to this Agreement, including, without limitation, bills of sale. Notwithstanding the foregoing, it is understood by the parties hereto that title to the Casino Personal Property shall transfer automatically to Landlord upon such termination, without the need for additional documentation. Tenant hereby waives any and all rights to contest any such termination and acknowledges and agrees that, in the event of any such transfer, all accrued liabilities of Landlord under the Agreement shall be extinguished.

(c) Notwithstanding anything herein to the contrary, if at any time Tenant is no longer directly or indirectly controlled by an Affiliate of Landlord as a result of a foreclosure (or conveyance in lieu of foreclosure) of the ownership interests of Landlord, Tenant shall have the right to terminate this Agreement upon not less than one-hundred eighty (180) days’ prior written notice to Landlord, provided the effective date of such termination is on or after the second anniversary of such foreclosure (or conveyance in lieu of foreclosure). Upon any such termination, this Agreement shall be of no further force or effect and the Landlord and Tenant shall have no further obligations hereunder, other than those expressly stated herein to survive termination of this Agreement.

ARTICLE 16

SUBLETTING AND ASSIGNMENT

16.1 Subletting and Assignment.

(a) Except as provided for in the Loan Documents, subject to the provisions of this Article 16, Tenant may not without the consent of Landlord, which consent may be withheld in Landlord’s sole discretion, assign this Lease or sublet all or any part of the Leased Property. In the case of a subletting, the sublessee shall comply with the provisions of Section 16(b), and in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Tenant to be kept and performed and shall be, and become, jointly and severally liable with Tenant for the performance thereof. In case of either an assignment or subletting made during the Term, Tenant shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder. An original counterpart of each such sublease and assignment and assumption, duly executed by Tenant and such sublessee or assignee, as the case may be, in form and substance satisfactory to Landlord, shall be delivered promptly to Landlord.

(b) Tenant shall insert in each sublease permitted under Section 16(a) provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Landlord hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Landlord’s option, attorn to Landlord and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease (except that Landlord, or any Mortgagee, if it succeeds to that position, shall not (i) be liable for any act or omission of Tenant under such sublease, (ii) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous prepayment, (iv) be bound by any covenant of Tenant to undertake or complete any construction of the Leased Property or any portion thereof, (v) be required to account for any security deposit of the subtenant, other than any security deposit actually delivered to Landlord by Tenant, (vi) be bound by any obligation to make any payment to such subtenant or to grant any credits, except for repair and maintenance obligations to be provided after the date of such attornment, (vii) be responsible for any monies owing by Tenant to the credit of such subtenant or (viii) be required to remove any Person occupying any portion of the Leased Property), and (c) if the sublessee receives a written Notice from Landlord or Landlord’s assignees, if any, stating that an uncured Event of Default exists under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rentals received from the sublessee by Landlord or Landlord’s assignees, if any, as the case may be, shall be credited against the amounts owing by Tenant under this Lease.

(c) Notwithstanding anything to the contrary contained herein, any provision contained in any Loan Document or Mezzanine Loan Document which are more restrictive in respect of assignments, subleases or transfers of the Lease or the interest in Tenant shall take precedence over and be in lieu of any inconsistent provision provided in this Article 16.

ARTICLE 17

ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

17.1 Estoppel Certificates.

At any time and from time to time, upon not less than 10 Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other a certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to its knowledge, no Default or an Event of Default by the other party has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. If such additional information reasonably requires more than 10 Business Days to provide, the party furnishing such information shall be entitled to such additional period to respond to such request as may be reasonably required under the circumstances. Any such certificate furnished pursuant to this Section 17.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or mortgagee of the Leased Property or the leasehold estate created hereby.

17.2 Accounting and Annual Reconciliation.

(a) Within 30 days after the close of each Accounting Period, Tenant shall deliver an interim accounting (the “Accounting Period Statement”) to Landlord showing Operating Income, and applications and distributions thereof for the preceding Accounting Period.

(b) Within 120 days after the end of each Fiscal Year, Tenant shall deliver to Landlord a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of the Resort for the immediately preceding Fiscal Year, audited and certified by a nationally recognized firm of certified public accountants having hotel accounting experience.

The parties shall promptly after Landlord’s receipt of such Annual Operating Statement make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the preceding Accounting Period Statements.

17.3 Books and Records.

Books of control and account pertaining to operations at the Resort shall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts and generally accepted accounting principles consistently applied.

17.4 Intentionally Omitted.

ARTICLE 18

REOC COMPLIANCE AND LANDLORD’S RIGHTS

Subject to the Gaming Laws, the parties acknowledge that Landlord is or may be a direct or indirect controlled subsidiary of an entity (the “Parent”) that is intended to qualify as a “real estate operating company” (a “REOC”) within the meaning of the U.S. Department of Labor plan assets regulation (Section 2510.3-101, Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations) and that it is intended that Landlord will have the right, pursuant to this Agreement, to substantially participate directly in the management and development of the Leased Property. Notwithstanding any other provision of this Agreement, without prejudice to the other rights provided to Landlord under this Agreement, Tenant agrees to: (i) permit Landlord to visit and inspect the Leased Property, to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Agreement (or which Landlord otherwise deems appropriate as the owner of the Leased Property), (ii) inspect and copy the books and records of Tenant, at such times as Landlord shall reasonably request, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant’s use and operation of the Leased Property; (iii) periodically (at least quarterly) provide Landlord with information and reports regarding Tenant’s operation and management of the Leased Property and the performance of its duties under this Agreement and with respect to renovations, alterations, general maintenance, repairs and development activities that Tenant has engaged in or intends to engage in with respect to the Leased Property and its surroundings, (iv) periodically (at least quarterly) consult with Landlord with respect to the operation of the Leased Property and the performance of Tenant’s duties under this Agreement including, without limitation, with respect to matters relating to renovations, alterations, general maintenance, repairs and development activities with respect to the Leased Property and its surroundings, and (v) provide Landlord with such other rights of participation in the management and development of the leasehold property as may reasonably be determined by Landlord to be necessary to enable the Parent to qualify as a REOC. Tenant agrees to follow the recommendations of Landlord in connection with the matters on which it is consulted as described above.

ARTICLE 19

MISCELLANEOUS

19.1 No Waiver.

No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

19.2 Remedies Cumulative.

To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

19.3 Severability.

Any clause, sentence, paragraph, section or provision of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Agreement shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

19.4 Acceptance of Surrender.

No surrender to Landlord of this Agreement or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

19.5 No Merger of Title.

It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Agreement or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly this Agreement or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.

19.6 Conveyance by Landlord.

(a) If Landlord or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms of this Agreement other than as security for a debt, and the grantee or-transferee of such of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

(b) If Landlord or any successor owner of the Leased Property shall convey the Resort in accordance with the terms of this Agreement other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement arising or accruing from and after the date of such conveyance or transfer.

19.7 Quiet Enjoyment.

Provided that no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) any Permitted Encumbrance permitted to be created by Landlord hereunder, (b) all Permitted Encumbrances, (c) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant’s ability to operate the Resort, (d) liens that have been consented to in writing by Tenant, and (e) Landlord’s rights under this Agreement (including without limitation, Article XVIII). Except as otherwise provided in this Agreement, no failure by Landlord to comply with the foregoing covenant shall give Tenant the right to cancel or terminate this Agreement or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Agreement, or to fail to perform any other obligation of Tenant hereunder.

19.8 Memorandum of Lease.

Neither Landlord nor Tenant shall record this Agreement. However, Landlord and Tenant shall enter into a short form memorandum of this Agreement, in form suitable for recording under the laws of the states in which the Resort are located in which reference to this Agreement, and all options contained herein, shall be made; provided, however, during the term of the Mortgage Loan and Mezzanine Loans, Landlord and Tenant shall not record any such short form memorandum of this Agreement without obtaining the prior consent of Lender (with the exception of the memorandum of lease to be recorded evidencing this Agreement as executed as of the date hereof, which shall not require the prior consent of Lender). The parties shall share equally all costs and expenses of recording such memorandum.

19.9 Accounting Treatment.

Landlord and Tenant intend that the lease of the Leased Property from the Landlord to the Tenant hereunder to be a true lease of Leased Property from Landlord to Tenant and not a secured financing of a sale of the Leased Property to Landlord or as a secured loan. Landlord and Tenant will treat the Lease as a lease and not as a sale for accounting purposes.

19.10 Notices.

(a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c) All such notices shall be addressed as follows:

If to Landlord to:

c/o Blackstone Real Estate Advisors L.P.
345 Park Avenue
New York, New York 10154 Attn: William J. Stein and Judy Turchin

and:

c/o The Cosmopolitan of Las Vegas 3708 Las Vegas, Blvd. South Las Vegas, NV 89109
Attn: General Counsel

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
Attn: Gregory J. Ressa, Esq.

If to Tenant to:

c/o Blackstone Real Estate Advisors L.P. 345 Park Avenue New York, New York 10154
Attn: William J. Stein and Judy Turchin

and:

c/o The Cosmopolitan of Las Vegas 3708 Las Vegas, Blvd. South Las Vegas, NV 89109
Attn: General Counsel with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
Attn: Gregory J. Ressa, Esq.

(d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America. Landlord and Tenant shall deliver a copy of each notice sent to the other party to Lender at an address provided by Lender to Landlord and Tenant.

19.11 Construction; Nonrecourse.

Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by all the parties thereto. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Tenant or Landlord under this Agreement. In the event of any dispute between the parties concerning this Agreement, Landlord shall be entitled to an award of attorney’s fees and costs in connection with such dispute, including in connection with any suit, action, arbitration or other proceeding concerning such dispute. Except as otherwise set forth in this Agreement, any obligations arising prior to the expiration or earlier termination of this Agreement of Tenant (including without limitation, any monetary, repair and indemnification obligations) and Landlord shall survive the expiration or earlier termination of this Agreement; provided, however, that each party shall be required to give the other Notice of any such surviving and unsatisfied obligations within one year after the expiration or earlier termination of this Agreement. Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities of Landlord or Tenant hereunder. Further, in the event Landlord shall be in default under this Agreement, and if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment against the right, title and interest of Landlord in the Leased Property.

19.12 Counterparts; Headings.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

19.13 Applicable Law.

Irrespective of the place of execution and/or delivery of this Lease or the location of the Premises, this Lease shall be governed by and shall be construed in accordance with, the Applicable Laws of the State of New York applicable to agreements entered into and to be performed entirely within New York without regarding to conflicts of law principles; provided, however, that if, notwithstanding such agreement as to the application of the governing law of the State of New York by the parties, Applicable Law in the jurisdiction where the Premises are located requires local law to govern particular claims under this Lease, then to the extent of such requirement, such local law shall govern. Landlord and Tenant hereby consent and submit to the exclusive jurisdiction of the state and Federal courts located in New York with respect to any claim or litigation arising hereunder or any alleged breach of the covenants or provisions contained herein, and acknowledge that proper venue in any matter so claimed or litigated shall be in the state and Federal courts located in New York; provided, however, that (1) Landlord shall be permitted, in addition, if required by Applicable Law in the jurisdiction where the Premises are located, to bring any action against Tenant and/or enforce this Lease in the jurisdiction where the Premises are located and (2) Tenant shall be permitted, in addition, if required by Applicable Law in the jurisdiction where the Premises are located to bring any action against Landlord and/or to enforce this Lease in the jurisdiction where the Premises are located.

19.14 Right to Make Agreement.

Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken: Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

19.15 Disclosure of Information.

(a) The parties hereto agree that the matters set forth in this Agreement and any revenue, expense, net profit, room rate and occupancy information provided are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any Person that is not an Affiliate of any party (including the press) without the prior written consent of the other party, except as may be required by law and as may be reasonably necessary to obtain licenses, permits and other public approvals necessary for the refurbishment or operation of the Resort, or, in connection with the Mortgage Loan, the Mezzanine Loans, any securitization or sale of the Mortgage Loan or the Mezzanine Loans, a Landlord financing, a sale of the Resort, or a sale of a Controlling Interest in Landlord, or Tenant.

(b) The obligations of Tenant and Landlord contained in this Section 19.15 shall survive the expiration or earlier termination of this Agreement.

19.16 Operating Lease.

The parties hereto intend that this Agreement shall be deemed for all purposes to be an operating lease and not a capital lease.

19.17 No Joint Venture or Partnership.

Landlord and Tenant intend that the relationship created hereunder be solely that of landlord and tenant. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Landlord and Tenant.

19.18 Intentionally Omitted.

19.19 Intentionally Omitted.

19.20 Property Release.

(a) Notwithstanding anything in this Agreement to the contrary, Landlord shall have the right to sell or otherwise transfer the Resort without the consent of Tenant upon 30 days’ prior written notice. Upon the closing of such sale or transfer, this Agreement shall automatically terminate and be of no further force and effect (except for those provisions which expressly survive the expiration or termination hereof).

(b) Notwithstanding anything in this Agreement to the contrary, Landlord shall have the right to sell or otherwise transfer one or more portions of the Leased Property (the “Release Property”) without a reduction or other adjustment to the Rent, upon satisfaction of the following conditions: (i) such Release Property is non-income producing, (ii) if income producing, the use and income generated by such Release Property can be substantially replicated by other portions of the Leased Property without substantial delay or (iii) such Release Property is immaterial to the operation of the Resort. Upon the closing of such sale or transfer, this Agreement shall terminate and be of no further force and effect with respect to such Release Property (except for those provisions which expressly survive the expiration or termination hereof).

(c) Tenant acknowledges and agrees that the provisions of this Section 19.20 were a material condition to the agreement of Landlord to enter into this Agreement, and that the Landlord would not lease the Leased Property to Tenant or otherwise enter into this Agreement without the right to sell or transfer the Release Property and terminate this Agreement upon the terms and condition set forth in this Section 19.20.

19.21 Amendment.

Unless otherwise permitted in the Loan Documents, Landlord and Tenant may not consent, without the prior written consent of the Lender and unless the Rating Agency Condition (as defined in the Mortgage Loan Agreement) is satisfied, to (i) any amendment, restatement, supplementation or modification of this Lease, including, without limitation, changing, modifying, waiving or deferring any rental payments, or modifying the Term or the Premises; or (ii) termination, cancellation, waiver or surrender of the term of this Lease or enter into any agreement with the other party to this Lease to do so.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above first written.

“LANDLORD”

TCOLV PROPCO LLC, a Delaware limited liability company

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Senior Managing Director and Vice President

“TENANT”

NEVADA PROPERTY 1 LLC, a Delaware limited liability company

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Senior Managing Director and Vice President

[Operating Lease – TCOLV Propco LLC Signature Page]

SCHEDULE A

Legal Description

Parcel 1:

All those Units, Podium Parcel and Hotel Unit shown on the Final Map of Cosmopolitan (East Tower) on file in Book 142 of Plats, Page 83 in the office of the County Recorder, Clark County, Nevada, as amended by the Amended Plat of a Portion of Cosmopolitan (East Tower) on file in Book 143 of Plats, Page 25, in the office of the County Recorder, Clark County, Nevada.

Together with undivided allocated interests in and to the Common Elements as set forth in and subject to that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for the Cosmopolitan of Las Vegas East Tower, recorded January 13, 2011 as Instrument No. 201101130002555 of Official Records.

Together with a non-exclusive easement for ingress and egress as set forth in and subject to that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for the Cosmopolitan of Las Vegas East Tower, recorded January 13, 2011 as Instrument No. 201101130002555 of Official Records.

Excepting therefrom Units 1879, 3189, 5096, 5281, 5397, 5578, 5691, 6082 and a portion of the podium unit (shown in Instrument No. 201012230001038 of Official Records), together with their undivided allocated interests.

Further Excepting therefrom Unit 6083 now known as Unit 6081.

Parcel 2:

All Units and Hotel Unit shown on Final Map of Cosmopolitan (West Tower) on file in Book 142 of Plats. Page 84 in the office of the County recorder, Clark County, Nevada, as amended by the Amended Plat of a Portion of Cosmopolitan (West Tower) on file in Book 143, Page 26 in the office of the County Recorder, Clark County, Nevada.

Together with undivided allocated interests in and to the Common Elements as set forth in and subject to that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for the Cosmopolitan of Las Vegas West Tower, recorded January 13, 2011 as Instrument No. 201101130002556 of Official Records.

Together with a non-exclusive easement for ingress and egress as set forth in and subject to that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for the Cosmopolitan of Las Vegas West Tower, recorded January 13, 2011 as Instrument No. 201101130002556 of Official Records.

Excepting therefrom Units 1903, 2102, 2215, 2327, 2329, 3219, 4425 and 4619), together with their undivided allocated interests.

Parcel 3:

Non-exclusive easements as set forth and created by that certain Service Road Agreement, recorded October 28, 2010, in Book 20101028 as Document No. 003766, for ingress and egress for service vehicles over, under and across the land described therein. Subject to the terms, provisions and conditions set forth in said instrument.

2